BANKWELL FINANCIAL GROUP REPORTS STRONG OPERATING RESULTS FOR THE FIRST QUARTER; DECLARES SECOND QUARTER DIVIDEND
New Canaan, CT – April 28, 2021 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) reported GAAP net income of $5.7 million, or $0.71 per share, for the first quarter of 2021, versus $1.4 million, or $0.17 per share, for the same period in 2020. Pre-tax, pre-provision net revenue ("PPNR")1 grew 48% to $7.0 million compared to the same period in 2020. Results include a $0.9 million one-time federal payroll tax credit for small businesses impacted by COVID-192.
The Company's Board of Directors declared a $0.14 per share cash dividend, payable May 24, 2021 to shareholders of record on May 14, 2021.
We recommend reading this earnings release in conjunction with the First Quarter 2021 Investor Presentation, located at http://investor.mybankwell.com/Presentations and included as an exhibit to our April 28, 2021 Current Report on Form 8-K.
Notes Bankwell Financial Group President and CEO, Christopher R. Gruseke:
"I am pleased to announce Bankwell’s financial results for the first quarter of 2021. Our team made meaningful progress in virtually all aspects of our business. Loans grew by 4% on originations of $158 million and we continue to generate quality C&I business. Core commercial deposits grew by 8.6%, or $63 million as we steadily improve both the mix and the cost of our deposits. We have also successfully implemented many of our previously announced expense reduction initiatives. The cumulative impact of the multiple successes we’ve experienced was to grow pre-tax, pre-provision net revenue by 48% versus the previous year’s first quarter and to deliver a return on average equity of 12.67%. Importantly, we look to further improving profitability as the year proceeds.
"I’d like to thank all of my colleagues who have worked tirelessly to achieve these results amidst such challenging circumstances. On behalf of everyone at Bankwell, I also wish to acknowledge our gratitude for all of our health care workers and scientists who have persevered in an effort to bring our health crisis to an end."
First Quarter 2021 Highlights:
•PPNR of $7.0 million ($6.1 million excluding the one-time payroll tax credit), a 48% increase compared to the same period in 2020.
•Return on average assets was 1.02% and return on average equity was 12.67%.
•Resumption of SBA loan sales with gains of $0.5 million compared to no sales for the quarter ended March 31, 2020.
•Total gross loans were $1.7 billion, growing $63.2 million, or 4%, compared to December 31, 2020, excluding PPP loans.
•Total deposits were $1.9 billion compared to $1.8 billion at December 31, 2020.
•Noninterest bearing deposits increased by $112.5 million to 15% of total deposits compared to 10% at March 31, 2020.
•The cost of deposits decreased approximately 10 basis points to 0.67% when compared to the quarter ended December 31, 2020.
•The Bank's loan-to-deposit ratio was 89.0%, reflecting the above-mentioned increase in deposits.
•Investment securities totaled $101.6 million and represent 5% of total assets.
•Tangible book value per share rose to $23.99 compared to $22.43 at December 31, 2020, benefiting from strong operating performance and favorable marks on interest rate swaps used to hedge interest rate risk.
1 Pre-tax, pre-provision net revenue is a non-GAAP metric and excludes provision for loan losses and income tax expense.
2 The payroll tax credit is part of the Employee Retention Credit (“ERC”) program under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”).

•Shares issued and outstanding were 7,908,630, reflecting repurchases of 65,626 shares of common stock at a weighted average price of $21.66 during the quarter ended March 31, 2021.
•Subsequent to March 31, 2021, the Company committed to retire $10 million of existing subordinated debt on May 15, 2021.

Earnings and Performance
Revenues (net interest income plus noninterest income) for the quarter ended March 31, 2021 were $16.6 million, versus $14.4 million for the quarter ended March 31, 2020. The increase was primarily attributable to lower interest expense on deposits, partially offset by a decrease in interest and fees on loans. Revenues also benefited from the aforementioned one-time federal payroll tax credit for COVID-19 and from the resumption of SBA loan sales.
Net income for the quarter ended March 31, 2021 was $5.7 million, versus $1.4 million for the quarter ended March 31, 2020. The increase in net income was impacted by the aforementioned increases in revenues.
Basic and diluted earnings per share were $0.72 and $0.71, respectively, for the quarter ended March 31, 2021 compared to basic and diluted earnings per share of $0.17 each for the quarter ended March 31, 2020.
The net interest margin (fully taxable equivalent basis) for the quarters ended March 31, 2021 and March 31, 2020 was 2.74% and 2.98%, respectively. The decrease in net interest margin was primarily due to excess liquidity.
Financial Condition
Assets totaled $2.2 billion at March 31, 2021, compared to assets of $2.3 billion at December 31, 2020. The decrease in assets is primarily due to a decrease in excess liquidity, partially offset by an increase in loans. Gross loans totaled $1.7 billion at March 31, 2021, an increase of $47.6 million compared to December 31, 2020. Excluding PPP loans, gross loans increased by $63.2 million at March 31, 2021 when compared to December 31, 2020. Deposits totaled $1.9 billion at March 31, 2021, compared to deposits of $1.8 billion at December 31, 2020.
Capital
Shareholders’ equity totaled $187.9 million as of March 31, 2021, an increase of $11.3 million compared to December 31, 2020, primarily a result of (i) a $7.7 million favorable impact to accumulated other comprehensive income driven by fair value marks related to hedge positions involving interest rate swaps and (ii) net income for the quarter ended March 31, 2021 of $5.7 million. The Company's interest rate swaps are used to hedge interest rate risk. The Company's current interest rate swap positions will cause a decrease to other comprehensive income in a falling interest rate environment and an increase in a rising interest rate environment. The increase in Shareholders’ equity was partially offset by dividends paid of $1.1 million and common stock repurchases of $1.4 million.

About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking needs of residents and businesses throughout Fairfield and New Haven Counties, Connecticut. For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Penko Ivanov, Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.
For more information, visit www.mybankwell.com.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, uncertain impacts of, or additional changes in, monetary, fiscal or tax policy to address the impact of COVID-19, prolonged measures to contain the spread of COVID-19 or premature easing of such containment measures, either of which could further exacerbate the effects on the Company’s business and results of operations, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
Non-GAAP Financial Measures
In addition to evaluating the Company's financial performance in accordance with U.S. generally accepted accounting principles ("GAAP"), management may evaluate certain non-GAAP financial measures, such as the efficiency ratio. A computation and reconciliation of certain non-GAAP financial measures used for these purposes is contained in the accompanying Reconciliation of GAAP to Non-GAAP Measures tables. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. For example, the Company believes that the efficiency ratio is useful in the assessment of financial performance, including noninterest expense control. The Company believes that tangible common equity and tangible book value per share are useful to evaluate the relative strength of the Company's capital position. We utilize these measures for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure.

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(Dollars in thousands)

	March 31, 2021	December 31, 2020	March 31, 2020
ASSETS
Cash and due from banks	$351,194	$405,340	$203,569
Federal funds sold	10,811	4,258	6,427
Cash and cash equivalents	362,005	409,598	209,996

Investment securities
Marketable equity securities, at fair value	2,178	2,207	2,289
Available for sale investment securities, at fair value	83,218	88,605	82,342
Held to maturity investment securities, at amortized cost	16,225	16,078	16,252
Total investment securities	101,621	106,890	100,883
Loans receivable (net of allowance for loan losses of $20,545, $21,009, and $16,686 at March 31, 2021, December 31, 2020, and March 31, 2020, respectively)	1,650,127	1,601,672	1,602,146
Accrued interest receivable	7,306	6,579	5,867
Federal Home Loan Bank stock, at cost	6,446	7,860	6,507
Premises and equipment, net	33,386	21,762	27,835
Bank-owned life insurance	42,881	42,651	41,926
Goodwill	2,589	2,589	2,589
Other intangible assets	67	76	196
Deferred income taxes, net	8,908	11,300	10,009
Other assets	29,131	42,770	45,671
Total assets	$2,244,467	$2,253,747	$2,053,625

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing deposits	$280,947	$270,235	$168,448
Interest bearing deposits	1,578,861	1,557,081	1,512,684
Total deposits	1,859,808	1,827,316	1,681,132

Advances from the Federal Home Loan Bank	125,000	175,000	125,000
Subordinated debentures	25,271	25,258	25,220
Accrued expenses and other liabilities	46,445	49,571	52,059
Total liabilities	2,056,524	2,077,145	1,883,411

Shareholders’ equity
Common stock, no par value	120,398	121,338	119,953
Retained earnings	75,418	70,839	69,595
Accumulated other comprehensive loss	(7,873)	(15,575)	(19,334)
Total shareholders’ equity	187,943	176,602	170,214

Total liabilities and shareholders’ equity	$2,244,467	$2,253,747	$2,053,625

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Dollars in thousands, except share data)

	For the Quarter Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Interest and dividend income
Interest and fees on loans	$17,900	$18,194	$18,985
Interest and dividends on securities	769	835	825
Interest on cash and cash equivalents	108	117	286
Total interest and dividend income	18,777	19,146	20,096

Interest expense
Interest expense on deposits	3,114	3,557	5,709
Interest expense on borrowings	1,008	1,285	1,101
Total interest expense	4,122	4,842	6,810

Net interest income	14,655	14,304	13,286
(Credit) provision for loan losses	(296)	709	3,185
Net interest income after provision for loan losses	14,951	13,595	10,101

Noninterest income
Gains and fees from sales of loans	513	16	—
Bank owned life insurance	231	241	243
Service charges and fees	199	210	217
Other	1,013	154	612
Total noninterest income	1,956	621	1,072

Noninterest expense
Salaries and employee benefits	4,769	5,453	5,380
Occupancy and equipment	2,406	4,516	1,909
Professional services	587	591	711
Data processing	512	1,658	536
FDIC insurance	403	262	70
Director fees	317	331	295
Marketing	(9)	118	162
Other	653	774	596
Total noninterest expense	9,638	13,703	9,659

Income before income tax expense	7,269	513	1,514
Income tax expense	1,579	177	151
Net income	$5,690	$336	$1,363

Earnings Per Common Share:
Basic	$0.72	$0.04	$0.17
Diluted	$0.71	$0.04	$0.17

Weighted Average Common Shares Outstanding:
Basic	7,758,540	7,726,926	7,750,135
Diluted	7,800,777	7,728,206	7,778,762
Dividends per common share	$0.14	$0.14	$0.14

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	For the Quarter Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Performance ratios:
Return on average assets(1)	1.02%	0.06%	0.29%
Return on average stockholders' equity(1)	12.67%	0.75%	3.03%
Return on average tangible common equity(1)	12.86%	0.76%	3.07%
Net interest margin	2.74%	2.66%	2.98%
Efficiency ratio(2)	58.0%	91.2%	67.1%
Net loan charge-offs as a % of average loans	0.01%	—%	—%
Dividend payout ratio(3)	19.72%	350.00%	82.35%
(1)2020 performance ratios were negatively impacted by incremental COVID-19 pandemic related loan loss reserves and $3.9 million in one-time charges related to office consolidation, contract termination and employee severance costs recognized in the fourth quarter of 2020.
(2)Efficiency ratio is defined as noninterest expense, less other real estate owned expenses and amortization of intangible assets, divided by our operating revenue, which is equal to net interest income plus noninterest income excluding gains and losses on sales of securities and gains and losses on other real estate owned. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.
(3)The dividend payout ratio is calculated by dividing dividends per share by earnings per share.

	As of
	March 31, 2021	December 31, 2020	March 31, 2020
Capital ratios:
Total Common Equity Tier 1 Capital to Risk-Weighted Assets(1)	11.02%	11.06%	12.14%
Total Capital to Risk-Weighted Assets(1)	12.17%	12.28%	13.13%
Tier I Capital to Risk-Weighted Assets(1)	11.02%	11.06%	12.14%
Tier I Capital to Average Assets(1)	8.82%	8.44%	10.84%
Tangible common equity to tangible assets	8.27%	7.73%	8.16%
Tangible book value per common share(2)	$23.99	$22.43	$21.69
(1)Represents Bank ratios. Current period capital ratios are preliminary subject to finalization of the FDIC Call Report.
(2)Excludes unvested restricted shares of 186,485, 163,369, and 154,012 as of March 31, 2021, December 31, 2020, and March 31, 2020, respectively.

BANKWELL FINANCIAL GROUP, INC.
ASSET QUALITY (unaudited)
(Dollars in thousands)

	For the Quarter Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Allowance for loan losses:
Balance at beginning of period	$21,009	$20,372	$13,509
Charge-offs:
Commercial real estate	(163)	—	—
Commercial business	—	(75)	(8)
Consumer	(14)	(11)	(2)
Total charge-offs	(177)	(86)	(10)
Recoveries:
Commercial business	—	14	1
Consumer	9	—	1
Total recoveries	9	14	2
Net loan charge-offs	(168)	(72)	(8)
(Credit) provision for loan losses	(296)	709	3,185
Balance at end of period	$20,545	$21,009	$16,686

	As of
	March 31, 2021	December 31, 2020	March 31, 2020
Asset quality:
Nonaccrual loans
Residential real estate	$1,289	$1,492	$1,532
Commercial real estate	19,277	21,093	5,339
Commercial business	1,803	1,834	3,783
Construction	8,997	8,997	—
Total nonaccrual loans	31,366	33,416	10,654
Other real estate owned	—	—	—
Total nonperforming assets	$31,366	$33,416	$10,654

Nonperforming loans as a % of total loans	1.87%	2.06%	0.66%
Nonperforming assets as a % of total assets	1.40%	1.48%	0.52%
Allowance for loan losses as a % of total loans	1.23%	1.29%	1.03%
Allowance for loan losses as a % of nonperforming loans	65.50%	62.87%	156.62%

Total nonaccrual loans declined $2.1 million to $31.4 million as of March 31, 2021 when compared to December 31, 2020. The Company individually analyzed all existing COVID-19 deferrals and COVID-19 impacted loans for collectability and impairment as of March 31, 2021. Nonperforming assets as a percentage of total assets was 1.40% at March 31, 2021, down from 1.48% at December 31, 2020. The allowance for loan losses at March 31, 2021 was $20.5 million, representing 1.23% of total loans.

BANKWELL FINANCIAL GROUP, INC.
LOAN & DEPOSIT PORTFOLIO (unaudited)
(Dollars in thousands)

Period End Loan Composition	March 31, 2021	December 31, 2020	% Change
Residential Real Estate	$109,752	$113,557	(3.4)%
Commercial Real Estate(1)	1,183,848	1,148,383	3.1
Construction	103,099	87,007	18.5
Total Real Estate Loans	1,396,699	1,348,947	3.5

Commercial Business(2)	267,698	276,601	(3.2)

Consumer	8,818	79	N/M(3)
Total Loans	$1,673,215	$1,625,627	2.9%

(1) Includes owner occupied commercial real estate. (2) Includes $19.2 million and $34.8 million of PPP loans at March 31, 2021 and December 31, 2020, respectively. (3) Metric not meaningful.
Gross loans totaled $1.7 billion at March 31, 2021, an increase of $47.6 million compared to December 31, 2020. Excluding PPP loans, gross loans increased by $63.2 million, or 4%, at March 31, 2021 when compared to December 31, 2020.

Period End Deposit Composition	March 31, 2021	December 31, 2020	% Change
Noninterest bearing demand	$280,947	$270,235	4.0%
NOW	118,489	101,737	16.5
Money Market	751,852	669,364	12.3
Savings	164,559	158,750	3.7
Time	543,961	627,230	(13.3)
Total Deposits	$1,859,808	$1,827,316	1.8%

Total deposits were $1.9 billion at March 31, 2021, compared to $1.8 billion at December 31, 2020, an increase of $32.5 million, or 1.8%.

BANKWELL FINANCIAL GROUP, INC.
NONINTEREST INCOME AND EXPENSE (unaudited)
(Dollars in thousands)

	For the Quarter Ended
Noninterest income	March 31, 2021	December 31, 2020	March 31, 2020	Mar 21 vs. Dec 20 % Change	Mar 21 vs. Mar 20 % Change
Gains and fees from sales of loans	$513	$16	$—	N/M(1)	N/A
Bank owned life insurance	231	241	243	(4.1)	(4.9)
Service charges and fees	199	210	217	(5.2)	(8.3)
Other	1,013	154	612	557.8	65.5
Total noninterest income	$1,956	$621	$1,072	215.0%	82.5%
(1) Metric not meaningful.
Noninterest income increased by $0.9 million to $2.0 million for the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020.
The increase in noninterest income was driven by resumed SBA loan sales, totaling $0.5 million for the quarter ended March 31, 2021. In addition, the increase was impacted by a one-time federal payroll tax credit for COVID-19 of $0.9 million, partially offset by $0.4 million of non-recurring interest rate swap fees recognized in the quarter ended March 31, 2020.

	For the Quarter Ended
Noninterest expense	March 31, 2021	December 31, 2020	March 31, 2020	Mar 21 vs. Dec 20 % Change	Mar 21 vs. Mar 20 % Change
Salaries and employee benefits	$4,769	$5,453	$5,380	(12.5)%	(11.4)%
Occupancy and equipment	2,406	4,516	1,909	(46.7)	26.0
Professional services	587	591	711	(0.7)	(17.4)
Data processing	512	1,658	536	(69.1)	(4.5)
FDIC insurance	403	262	70	53.8	475.7
Director fees	317	331	295	(4.2)	7.5
Marketing	(9)	118	162	(107.6)	(105.6)
Other	653	774	596	(15.6)	9.6
Total noninterest expense	$9,638	$13,703	$9,659	(29.7)%	(0.2)%
Noninterest expense declined slightly, from $9.7 million for the quarter ended March 31, 2020, to $9.6 million for the quarter ended March 31, 2021. The decrease in noninterest expense was primarily driven by a decline in salaries and employee benefits and marketing expense, partially offset by an increase in occupancy and equipment expense and FDIC insurance expense. The decrease in noninterest expense for the quarter ended March 31, 2021 when compared to the quarter ended December 31, 2020 was primarily due to $3.9 million in one-time charges recognized during the fourth quarter of 2020. These one-time charges impacted salaries and employee benefits, occupancy and equipment expense and data processing expense.
Salaries and employee benefits totaled $4.8 million for the quarter ended March 31, 2021, a decrease of $0.6 million when compared to the same period in 2020. The decrease in salaries and employee benefits was primarily driven by a decrease in full time equivalent employees as a direct result of the Voluntary Early Retirement Incentive Plan offered to eligible employees and other employee actions taken during the fourth quarter of 2020. Full time equivalent employees totaled 123 at March 31, 2021 compared to 154 for the same period in 2020. Salaries and employee benefits were also favorably impacted as higher loan originations enabled the bank to defer a greater amount of expenses.

Occupancy and equipment expense totaled $2.4 million for the quarter ended March 31, 2021, an increase of $0.5 million when compared to the same period in 2020. The increase in occupancy and equipment expense was primarily due to additional cleaning costs associated with precautions taken to prevent the spread of COVID-19.
FDIC insurance expense totaled $0.4 million for the quarter ended March 31, 2021, an increase of $0.3 million when compared to the same period in 2020. The increase in FDIC insurance expense was due to the application of available FDIC insurance credits in the first quarter of 2020.

BANKWELL FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (unaudited)
(Dollars in thousands, except share data)

	As of
Computation of Tangible Common Equity to Tangible Assets	March 31, 2021	December 31, 2020	March 31, 2020
Total Equity	$187,943	$176,602	$170,214
Less:
Goodwill	2,589	2,589	2,589
Other intangibles	67	76	196
Tangible Common Equity	$185,287	$173,937	$167,429

Total Assets	$2,244,467	$2,253,747	$2,053,625
Less:
Goodwill	2,589	2,589	2,589
Other intangibles	67	76	196
Tangible Assets	$2,241,811	$2,251,082	$2,050,840

Tangible Common Equity to Tangible Assets	8.27%	7.73%	8.16%

	As of
Computation of Tangible Book Value per Common Share	March 31, 2021	December 31, 2020	March 31, 2020
Total shareholders' equity	$187,943	$176,602	$170,214
Less:
Preferred stock	—	—	—
Common shareholders' equity	$187,943	$176,602	$170,214
Less:
Goodwill	2,589	2,589	2,589
Other intangibles	67	76	196
Tangible common shareholders' equity	$185,287	$173,937	$167,429
Common shares	7,908,630	7,919,278	7,871,419
Less:
Shares of unvested restricted stock	186,485	163,369	154,012
Common shares less unvested restricted stock	7,722,145	7,755,909	7,717,407
Book value per share	$24.34	$22.77	$22.06
Less:
Effects of intangible assets	$0.34	$0.34	$0.36

Tangible Book Value per Common Share	$23.99	$22.43	$21.69

BANKWELL FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (unaudited) - Continued
(Dollars in thousands)

	For the Quarter Ended
Computation of Efficiency Ratio	March 31, 2021	December 31, 2020	March 31, 2020
Noninterest expense	$9,638	$13,703	$9,659
Less:
Amortization of intangible assets	9	84	18
Other real estate owned expenses	—	—	—
Adjusted noninterest expense	$9,629	$13,619	$9,641
Net interest income	$14,655	$14,304	$13,286
Noninterest income	1,956	621	1,072
Less:
Net gain on sale of available for sale securities	—	—	—
Gain (loss) on sale of other real estate owned, net	—	—	—
Operating revenue	$16,611	$14,925	$14,358

Efficiency ratio	58.0%	91.2%	67.1%

	For the Quarter Ended
Computation of Return on Average Tangible Common Equity	March 31, 2021	December 31, 2020	March 31, 2020
Net Income Attributable to Common Shareholders	$5,690	$336	$1,363
Total average shareholders' equity	$182,058	$178,439	$181,127
Less:
Average Goodwill	2,589	2,589	2,589
Average Other intangibles	73	153	208
Average tangible common equity	$179,396	$175,697	$178,330

Annualized Return on Average Tangible Common Equity	12.86%	0.76%	3.07%

BANKWELL FINANCIAL GROUP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS - QTD (unaudited)
(Dollars in thousands)

	For the Quarter Ended
	March 31, 2021			March 31, 2020
	Average Balance	Interest	Yield/ Rate (5)	Average Balance	Interest	Yield/ Rate (5)
Assets:
Cash and Fed funds sold	$401,900	$108	0.11%	$73,497	$286	1.56%
Securities(1)	101,176	788	3.11	98,566	775	3.15
Loans:
Commercial real estate	1,129,224	12,731	4.51	1,108,709	13,024	4.65
Residential real estate	112,053	964	3.44	143,826	1,357	3.77
Construction(2)	94,075	885	3.76	100,437	1,215	4.78
Commercial business	294,756	3,271	4.44	258,848	3,386	5.18
Consumer	5,039	49	3.94	156	3	8.37
Total loans	1,635,147	17,900	4.38	1,611,976	18,985	4.66
Federal Home Loan Bank stock	6,508	31	1.96	7,325	103	5.65
Total earning assets	2,144,731	$18,827	3.51%	1,791,364	$20,149	4.45%
Other assets	113,561			111,585
Total assets	$2,258,292			$1,902,949

Liabilities and shareholders' equity:
Interest bearing liabilities:
NOW	$101,057	$43	0.17%	$67,925	$28	0.17%
Money market	736,659	950	0.52	438,588	1,492	1.37
Savings	160,347	125	0.32	185,478	672	1.46
Time	611,153	1,996	1.32	640,580	3,517	2.21
Total interest bearing deposits	1,609,216	3,114	0.78	1,332,571	5,709	1.72
Borrowed Money	152,485	1,008	2.64	172,464	1,101	2.53
Total interest bearing liabilities	1,761,701	$4,122	0.95%	1,505,035	$6,810	1.82%
Noninterest bearing deposits	269,863			179,066
Other liabilities	44,670			37,721
Total liabilities	2,076,234			1,721,822
Shareholders' equity	182,058			181,127
Total liabilities and shareholders' equity	$2,258,292			$1,902,949
Net interest income(3)		$14,705			$13,339
Interest rate spread			2.56%			2.63%
Net interest margin(4)			2.74%			2.98%
(1)Average balances and yields for securities are based on amortized cost.
(2)Includes commercial and residential real estate construction.
(3)The adjustment for securities and loans taxable equivalency amounted to $50 thousand and $53 thousand for the quarters ended March 31, 2021 and 2020, respectively.
(4)Annualized net interest income as a percentage of earning assets.
(5)Yields are calculated using the contractual day count convention for each respective product type.